AZZ Inc. Reports Results for First Quarter of Fiscal Year 2022; Generates EPS of $0.88 and Revises Guidance

Company revises fiscal year 2022 guidance; Sales of $855 - $935 million, and earnings per share of $2.65 - $3.05, excluding potential acquisitions or divestitures

July 9, 2021 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services today announced financial results for the first quarter of fiscal year 2022, ended May 31, 2021.

First Quarter Overview:
a.Strong year-over-year financial results
i.Reported diluted earnings per share of $0.88, up 319.0%, and
ii.Reported net income of $22.3 million, up 303.1% versus last year’s period
iii.Sales of $229.8 million, up 7.8% versus last year’s period
b.Metal Coatings segment versus same quarter, prior year:
i.Sales of $127.7 million, up 7.3%
ii.Operating Income of $31.6 million, up 25.9%
iii.Operating margins of 24.7%, compared with 21.1% in prior year quarter
c.Infrastructure Solutions segment versus same quarter, prior year:
i.Sales of $102.1 million, up 8.3%
ii.Operating Income of $9.6 million, versus loss of $(1.0) million in prior year quarter
iii.Operating margins of 9.4% compared with loss of (1.1)% in prior year quarter
d.Declared quarterly cash dividend in the amount of $0.17 per common share
e.Repurchased 125,770 shares, totaling $6.3 million

Management Discussion

Tom Ferguson, President and Chief Executive Officer of AZZ, commented, “We are off to a solid start in fiscal 2022 with strong operating performance in the first quarter, including sales increasing 7.8%, operating income up 114.5% and net income up threefold. The solid financial results reflect the strength of our businesses and our team doing an outstanding job executing at a high level across the board, continuing our momentum of growth and improving operational efficiencies.”

“Our Metal Coatings segment delivered solid operating results with sales of $127.7 million, up 7.3%, and operating margin of 24.7%, up 360 basis points versus 21.1% in last year’s first quarter. Segment level results were driven by improved market conditions, customer mix, price, and operational improvement initiatives.”

Mr. Ferguson continued, “During the first quarter, our Infrastructure Solutions segment had sales of $102.1 million, up 8.3% and operating margin of 9.4%, a tenfold improvement, compared to last year’s COVID impacted first quarter. Results were driven by solid operating improvement in our global welding solutions business, as refiners returned to performing turnarounds. We are gaining confidence for an improved second half of the year with increased domestic and international quoting activity for turnarounds, positioning AZZ for a potentially strong fiscal 2022. I want to thank all our employees for their hard work and dedication in delivering outstanding results, as well as continuing to provide exceptional service to our customers during the quarter.”

First Quarter Results
For the first quarter of fiscal year 2022, the Company reported sales of $229.8 million compared to $213.3 million for the comparable period last year, an increase of 7.8%. Operating income increased to $30.7 million, or 114.5%, compared to $14.3 million in last year’s comparable three-month period. Net income for the current quarter increased $16.8 million to $22.3 million, or $0.88 per diluted share compared to $5.5 million, or $0.21 per diluted share for the same quarter in the prior fiscal year. The provision for income taxes of $7.6 million reflects an effective tax rate of 25.5% for the three months ended May 31, 2021, as compared to $4.7 million, or 45.8%, for the prior year comparable period. Bookings for the three-month period increased to $229.8 million, compared to $174.9 million for the same quarter last year.

Metal Coatings Segment
For the first quarter of fiscal year 2022, Metal Coatings segment sales increased 7.3% to $127.7 million and operating income increased 25.9% to $31.6 million compared to $119.0 million and $25.1 million respectively, for the same period in the prior fiscal year. The higher sales for the quarter were primarily attributable to improved price realization and customer mix. Operating margins for the quarter were 24.7%, an improvement of 360 basis points compared to 21.1% in the first quarter of fiscal year 2021. Operating margin improvement was driven by both improved price realization in the current quarter, and a continued focus on operations excellence.

Infrastructure Solutions Segment
For the first quarter of fiscal year 2022, Infrastructure Solutions segment sales increased 8.3% to $102.1 million as compared to $94.3 million in the same quarter of the prior year. Operating income for the first quarter of fiscal year 2022 totaled $9.6 million as compared to an operating loss of $(1.0) million in the prior year quarter. The increase in net sales, operating income and margin for the three-month period was primarily attributable to improved market conditions within our Industrial platform, which saw an improvement in turnaround activity in both the U.S. and international markets.

Fiscal Year 2022 Guidance

Mr. Ferguson added, “Due to the improved market conditions for many of our end markets, we have revised our previously issued fiscal 2022 sales and earnings guidance. We now anticipate sales will be in the range of $855 million to $935 million and earnings per share to be in the range of $2.65 to $3.05 per diluted share for fiscal year 2022. This compares to the previous guidance of sales in the range $835 million to $935 million and earnings in the range of $2.45 to $2.95 per diluted share for fiscal year 2022.”

“As previously stated for fiscal 2022, we remain highly focused on growing our Metal Coatings segment and building our Infrastructure Solutions backlog in enclosures, switchgear and welding solutions. The underlining fundamentals of our business remain strong providing us the foundation to aggressively pursue growth opportunities that fit our strategic plan. As part of our corporate commitment to Trust, Respect, Accountability, Integrity, Teamwork and Safety (“TRAITS”), we continue to carefully manage our workforce to ensure a safe and healthy operating environment, while flexing our capacity to better match our customers improved demand for our products and services.”

“We continue to actively pursue initiatives to enhance shareholder value, drive growth, and accelerate our strategy to become predominately a metal coatings company. The previously announced board-led strategic review of our portfolio and capital allocation is complete, and we are actively pursuing multiple recommendations that align with and support our strategy. We are a much stronger company today and well-positioned to meet the growing demands for infrastructure improvements in the U.S and globally,” concluded Mr. Ferguson.

Conference Call Details

AZZ Inc. will conduct a conference call to discuss financial results for the first quarter of fiscal year 2022 today, Friday July 9, 2021, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation # 10157738, or for 30 days at http://www.azz.com/investor-relations.

There will be a slide presentation accompanying today’s event. The Company’s slide presentation for the call will be available on the Investor Relations page at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing and a variety of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services to a broad range of markets, including but not limited to the power generation, transmission, distribution, refining and industrial markets. The Company’s Metal Coatings segment is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing, spin galvanizing, powder coating, anodizing and plating, to the North American steel fabrication industry. The Company’s Infrastructure Solutions segment is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy and waste management markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our products and services, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the metal coatings markets. In addition, within each of the markets we serve, our customers and our operations could potentially be adversely impacted by the ongoing COVID-19 pandemic. We could also experience fluctuations in prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; supply-chain vendor delays; customer requested delays of our products or services; delays in additional acquisition opportunities; currency exchange rates; adequacy of financing; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the products we inventory or sell or the services that we provide; economic volatility or changes in the political stability in the United States and other foreign markets in which we operate; acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2021 and other filings with the Securities and Exchange Commission (“SEC”), available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Senior Vice President of Marketing, Communications and Investor Relations
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Joe Dorame, Managing Partner
Lytham Partners
(602) 889-9700
www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share data)
(unaudited)

	Three Months Ended May 31,
	2021	2020
Sales	$229,826	$213,293
Cost of sales	171,899	171,085
Gross margin	57,927	42,208

Selling, general and administrative	27,215	27,890
Operating income	30,712	14,318

Interest expense	1,697	2,634
Other (income) expense, net	(969)	1,456
Income before income taxes	29,984	10,228
Income tax expense	7,647	4,687
Net income	$22,337	$5,541

Earnings per common share
Basic	$0.89	$0.21
Diluted	$0.88	$0.21

Diluted weighted average shares outstanding	25,270	26,192

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2021	2020
Sales:
Metal Coatings	$127,735	$118,991
Infrastructure Solutions	102,091	94,302
Total sales	$229,826	$213,293

Operating income:
Metal Coatings	$31,576	$25,085
Infrastructure Solutions	9,624	(1,048)
Corporate	(10,488)	(9,719)
Total operating income	$30,712	$14,318

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	May 31, 2021	February 28, 2021
Assets:
Current Assets(1)	$334,908	$303,492
Property, Plant and Equipment, Net	207,689	205,909
Other assets, net	496,642	487,041
Total assets	$1,039,239	$996,442

Liabilities and Shareholders’ Equity:
Current liabilities	$131,194	$113,850
Long-term debt due after one year, net	185,435	178,419
Other liabilities	85,199	80,881
Shareholders' equity	637,411	623,292
Total liabilities and shareholders' equity	$1,039,239	$996,442
(1) Includes assets held for sale of $5,628 and $3,684 as of May 31, 2021 and February 28, 2021, respectively.

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended May 31,
	2021	2020
Net cash provided by (used in) operating activities	$11,060	$(11,184)
Net cash used in investing activities	(7,466)	(10,847)
Net cash (used in) provided by financing activities	(5,610)	11,036
Effect of exchange rates on cash	(418)	722
Net decrease in cash and cash equivalents	(2,434)	(10,273)
Cash and cash equivalents at beginning of period	14,837	36,687
Cash and cash equivalents at end of period	$12,403	$26,414